Black Hills Corporation

Improving life with energy

News Release
Company Contact:
Jason Ketchum            605-721-2765
Media Relations Line    866-243-9002

BLACK HILLS CORP. REPORTS 2010 FOURTH QUARTER
AND FULL YEAR RESULTS
STRONG FINANCIAL PERFORMANCE FROM UTILITY OPERATIONS AND CONTINUED PROGRESS
ON STRATEGIC INITIATIVES

RAPID CITY, SD — February 3, 2011 — Black Hills Corp. (NYSE: BKH) today announced 2010 fourth quarter and full-year financial results. Adjusted income from continuing operations, a non-GAAP measure, for the fourth quarter of 2010 was $16.3 million, or $0.41 per share, compared to $21.8 million, or $0.57 per share, for the same period in 2009 (see the accompanying schedule for the GAAP-to-non-GAAP adjustment reconciliation). On a GAAP basis, the company reported income from continuing operations and net income for the fourth quarter of 2010 of $33.5 million, or $0.85 per share, compared to $32.4 million, or $0.84 per share, and net income of $32.8 million, or $0.85 per share, for the same period in 2009.
For the 12 months ending Dec. 31, 2010, adjusted income from continuing operations, a non-GAAP measure, was $70.4 million, or $1.81 per share, compared to $55.0 million, or $1.43 per share, for the same period ending Dec. 31, 2009 (see the accompanying schedule for the GAAP-to-non-GAAP adjustment reconciliation). On a GAAP basis, the company reported income from continuing operations and net income for the 12 months ending Dec. 31, 2010, of $68.7 million, or $1.76 per share, compared to $78.8 million, or $2.04 per share, and net income of $81.6 million, or $2.11 per share, for the same period in 2009.
“This was a much stronger year for Black Hills Corp.,” said David R. Emery, chairman, president and chief executive officer. “Adjusted EPS increased 27 percent in 2010 compared to 2009, despite continued challenges in our energy marketing and oil and gas businesses. In addition to improved earnings, we made substantial progress on our strategic initiatives during 2010. Our Black Hills Power Wygen III coal-fired power plant began serving customers ahead of schedule and under budget. We also started construction of our new Black Hills Energy – Colorado Electric utility and IPP gas-fired generation near Pueblo, Colo. Also, new and interim rates were implemented in five of our utility jurisdictions for a total annual revenue increase of $47.1 million. And as of year-end 2010, all of the significant projects necessary to fully integrate the systems and processes of the utility properties acquired in mid-2008 were completed, creating operating efficiencies and a more scalable platform to support future growth.”

Emery noted that several factors improved liquidity including the sale of a 23-percent ownership interest in Wygen III, less restrictive covenants in the energy marketing credit facility, and the completion of a $200 million debt offering and $100 million term loan. These transactions, combined with bonus tax depreciation, allowed the company to optimize the amount and timing of its equity offering in November.
“In 2011, we are focused on growing earnings from our diversified energy businesses,” Emery said. “The successful completion of our Colorado generation projects, appropriate rate recovery, efficient utility operations, improved performance from energy marketing through the recent diversification of commodities, and any actions taken associated with the recommendations from the strategic review of our oil and gas business will produce the financial results our shareholders expect.”

Black Hills Corp. highlights and other events for 2010 include:
Utilities

•	New and interim rates were implemented in five utility jurisdictions increasing annual revenues by $47.1 million.

Utility	State	Effective Date	Annual Revenue Increase (millions)
Black Hills Power	SD	4/1/2010	$15.2
Black Hills Power	WY	6/1/2010	$3.1
BHE-Colorado Electric	CO	8/6/2010	$17.9
BHE-Nebraska Gas	NE	9/1/2010	$8.3
BHE-Iowa Gas(a)	IA	6/18/2010	$2.6
		Total Revenue Increase	$47.1

(a) Interim rates - Black Hills Energy – Iowa Gas filed a modified settlement agreement with the Iowa Utilities Board for a $3.4 million increase in annual revenues on Jan. 11, 2011. The original rate request was filed on June 8, 2010, and interim rates reflecting an increase of $2.6 million were implemented on June 18, 2010. The modified settlement excludes the integrity investment tracker and the three-year rate moratorium included in the original settlement agreement filed on Sept. 1, 2010, which was not approved by the IUB.

•
The effective tax rate decreased primarily as a result of a $2.2 million tax benefit for a repairs deduction taken for tax purposes and the flow-through treatment of the associated tax benefit resulting from a rate case settlement. This decrease in the company's effective tax rate is partially offset by a lower tax benefit from AFUDC-equity, which decreased upon commercial operations of Wygen III.

•
On March 2, 2010, Black Hills Energy – Nebraska Gas sold assets to the Metropolitan Utilities District for $6.1 million in cash and a $1.7 million after-tax gain on sale after the annexation of a service area by the city of Omaha, Neb. The transaction agreement — approved by the Nebraska Public Service Commission — also included a provision to clarify service territory boundaries.

•	On April 1, 2010, Wygen III, a 110-megawatt coal-fired generation facility near Gillette, Wyo., began commercial operations, three months earlier and at a lower cost than originally anticipated.

•
On April 5, 2010, an agreement was reached with the Department of Energy for smart grid funding through matching grants totaling $20.7 million for all three electric utility subsidiaries. The matching funds enabled the installation of an additional 147,000 smart meters and related infrastructure investments.

•
On July 14, 2010, Black Hills Power sold a 23-percent ownership interest in its Wygen III power generation facility to the Consolidated Wyoming Municipalities Electric Power System Joint Powers Board (affiliate to the city of Gillette, Wyo.) for $62 million, resulting in a $4.1 million after-tax gain.

•
On July 22, 2010, Black Hills Energy – Colorado Electric and Black Hills Colorado IPP received an air permit and immediately began construction on two gas-fired power generation facilities that will serve Black Hills Energy – Colorado Electric customers beginning Jan. 1, 2012.

◦	The 180-megawatt regulated utility project and related transmission investments are expected to cost between $250 million and $260 million, with $182.8 million expended as of Dec. 31, 2010.

◦
The 200-megawatt non-regulated IPP project will serve Black Hills Energy – Colorado Electric utility customers through a 20-year power purchase agreement and is expected to cost between $250 million and $260 million, with $162.6 million expended as of Dec. 31, 2010.

•
On Sept. 9, 2010, Black Hills Power announced suspension of operations at its 62-year-old, 34.5-megawatt coal-fired Osage Power Plant in Osage, Wyo., beginning Oct. 1, 2010. Osage remains an asset in the generation portfolio, will maintain all operating permits and has the ability to resume full operations if needed.

•
On Dec. 15, 2010, Black Hills Energy – Colorado Electric received a final order from the CPUC regarding its plan to comply with the Colorado Clean Air, Clean Jobs Act (HB 1365). The order approved the retirement of the utility's 42-megawatt W.N. Clark coal-fired generation facility in Pueblo, Colo., and granted a presumption of need for replacement of the plant. The utility proposes to construct a third 92-megawatt General Electric LMS100 natural gas-fired turbine at its Pueblo Airport Generation Station. Black Hills Energy – Colorado Electric will file a Certificate of Public Convenience and Necessity in the first quarter of 2011 that will provide additional justification for the incremental 50-megawatt generation capacity.

Non-regulated Energy

•
On May 12, 2010, Enserco completed a two-year, $250 million committed stand-alone credit facility to replace its one-year, $300 million credit facility. Improved covenants under the new facility allowed for a reduction in the capital investment in Enserco of more than $40 million.

•
On June 1, 2010, Enserco expanded the commodities it markets through the acquisition of a coal-marketing business for $2.25 million. Late in the third quarter, Enserco further expanded its business lines to include power and environmental marketing. Risk tolerance and capital allocated to the segment are expected to remain the same.

Corporate

•	The company completed several significant debt and equity financings in 2010.

◦	$500 million three-year unsecured corporate revolving credit facility, including a $100 million accordion feature, expires April 14, 2013

◦	$200 million public offering of 10-year 5.875 percent senior unsecured notes due July 15, 2020

◦	$100 million one-year term loan with cost of borrowings based on a spread of 137.5 basis points over LIBOR

◦
In the fourth quarter of 2010, the company completed a public offering of 4,413,519 shares of common stock. The transaction was structured through an equity forward agreement with settlement under the agreement required on or before Nov. 10, 2011.

•
The company recorded a $2.4 million reduction in tax expense reflecting a re-measurement of a tax position in accordance with accounting for uncertain tax positions. Of this tax benefit, approximately $2.0 million was recorded in the corporate segment. The re-measurement was prompted by a settlement agreement with the IRS Appeals Division, and an associated cash refund of approximately $16 million is expected to be received in 2011.

•
For the fourth quarter of 2010, a $17.2 million non-cash after-tax unrealized gain and for the 12 months ended Dec. 31, 2010, a $9.9 million non-cash after-tax unrealized loss was recognized related to certain interest rate swaps.

Compared to the fourth quarter of 2009, GAAP income from continuing operations increased $1.1 million in the fourth quarter of 2010 reflecting the following:
Utilities - Fourth Quarter 2010

•	$3.6 million increase in electric utility earnings

•	$1.0 million decrease in gas utility earnings
Non-regulated Energy - Fourth Quarter 2010

•	$1.3 million decrease in power generation earnings

•	$1.4 million decrease in energy marketing earnings

•	$2.6 million decrease in coal mining earnings

•	$2.9 million decrease in oil and gas earnings
Corporate - Fourth Quarter 2010

•
$6.8 million increase in corporate earnings (fourth quarter 2010 included a $17.2 million net non-cash after-tax unrealized gain and fourth quarter 2009 included a $11.6 million net non-cash after-tax unrealized gain on certain interest rate swaps)

Compared to full year 2009, GAAP income from continuing operations decreased $10.1 million in 2010 reflecting the following:

Utilities - Full Year 2010

•	$14.8 million increase in electric utilities earnings

•	$2.7 million increase in gas utilities earnings

Non-regulated Energy - Full Year 2010

•	$18.5 million decrease in power generation earnings (2009 includes a $16.9 million after-tax gain on sale of a 23.5 percent ownership interest in Wygen I)

•	$4.4 million increase in energy marketing earnings

•	$0.9 million increase in coal mining earnings

•	$26.2 million increase in oil and gas earnings (2009 includes a $27.8 million after-tax ceiling test impairment)

Corporate - Full Year 2010

•
$40.6 million decrease in corporate earnings (2010 included a $9.9 million net non-cash after-tax unrealized gain and 2009 included a $36.2 million net non-cash after-tax unrealized gain on certain interest rate swaps)

EARNINGS GUIDANCE
Black Hills reaffirms its 2011 earnings guidance range of $1.90 to $2.15 per share as previously issued on Oct. 28, 2010.

USE OF NON-GAAP FINANCIAL MEASURE
As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Adjusted income from continuing operations are defined as income from continuing operations, adjusted for expenses and gains that are unusual, non-routine, non-recurring or special in a way that does not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. Also, the company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. Adjusted income from continuing operations have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of adjusted income from continuing operations should not be construed as an inference that our future results will be unaffected by other activities that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2010		2009		2010		2009
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income from continuing operations (GAAP)	$33.5	$0.85	$32.4	$0.84	$68.7	$1.76	$78.8	$2.04
Adjustments for special items:
Unrealized (gain) loss on certain interest rate swaps	(17.2)	(0.44)	(11.6)	(0.30)	9.9	0.25	(36.2)	(0.93)
Asset impairment - ceiling test	—	—	—	—	—	—	27.8	0.72
Gain on partial sale of Wygen I	—	—	—	—	—	—	(16.9)	(0.44)
Gain on sale of Elkhorn, NE assets	—	—	—	—	(1.7)	(0.04)	—	—
Gain on partial sale of Wygen III	—	—	—	—	(4.1)	(0.10)	—	—
Improved effective tax rate	—	—	—	—	(2.4)	(0.06)	(3.8)	(0.10)
BHE acquisition facility fee	—	—	—	—	—	—	1.9	0.05
BHE integration expenses	—	—	1.0	0.03	—	—	3.4	0.09
Rounding	—	—	—	—	—	—	—	—
Total special items adjustment	(17.2)	(0.44)	(10.6)	(0.27)	1.7	0.05	(23.8)	(0.61)

Income from continuing operations (Non-GAAP)	$16.3	$0.41	$21.8	$0.57	$70.4	$1.81	$55.0	$1.43

DIVIDENDS
On Jan. 27, 2011, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on Feb. 15, 2011, will receive $0.365 per share, equivalent to an annual dividend rate of $1.46 per share, payable on March 1, 2011.

CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast at 11 a.m. EST on Friday, Feb 4, 2011, to discuss the company’s financial and operating performance.
Those interested in listening to the live broadcast from within the United States can call 800-561-2601. International callers can call 617-614-3518. All callers need to enter the pass code 61714653 when prompted. To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Feb. 18, 2011, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 64743975.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Revenues:
Utilities	$291,394	$303,229	$1,120,721	$1,100,204
Non-regulated Energy	37,881	45,258	186,530	169,374
	$329,275	$348,487	$1,307,251	$1,269,578

Net income (loss):
Utilities (a)	$20,961	$18,453	$74,563	$57,071
Non-regulated Energy (b)	(2,168)	6,048	13,616	579
Corporate (c)	14,727	7,902	(19,494)	21,106
Income from continuing operations	33,520	32,403	68,685	78,756
Income from discontinued operations (d)	—	360	—	2,799
Net income	$33,520	$32,763	$68,685	$81,555

Weighted average common shares outstanding:
Basic	38,978	38,703	38,916	38,614
Diluted	39,438	38,790	39,091	38,684

Earnings per share:
Basic -
Continuing operations	$0.86	$0.83	$1.76	$2.04
Discontinued operations	—	0.01	—	0.07
Total	$0.86	$0.84	$1.76	$2.11
Diluted -
Continuing operations	$0.85	$0.84	$1.76	$2.04
Discontinued operations	—	0.01	—	0.07
Total	$0.85	$0.85	$1.76	$2.11
__________
(a) Financial results for the 12 months ended Dec. 31, 2010 include a $1.7 million after-tax gain on the sale of operating assets for the Gas Utilities and a $4.1 million after-tax gain on the sale of a 23 percent ownership interest in Wygen III.
(b) Financial results for the 12 months ended Dec. 31, 2009 include a $27.8 million after-tax ceiling test impairment at our Oil and Gas Segment and a $16.9 million after-tax gain on the sale of a 23.5 percent ownership interest in Wygen I.
(c) 2010 fourth quarter and 12 month financial results for our Corporate activities include, respectively, a $17.2 million after-tax gain and $9.9 million after-tax loss related to non-cash mark-to-market adjustment on certain interest rate swaps. 2009 fourth quarter and 12 month financial results for our Corporate activities include, respectively, an $11.6 million after-tax gain and $36.2 million after-tax gain related to non-cash mark-to-market adjustment on certain interest rate swaps.
(d) Discontinued operations for the three and 12 months ended Dec. 31, 2009 primarily reflect the results of the final working capital and income tax adjustments for the 2008 IPP asset sale.

BUSINESS UNIT PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding. All amounts are presented on an after-tax basis unless otherwise indicated. The following business group information does not include intercompany eliminations.)

Utilities Group - Fourth Quarter 2010

Income from continuing operations from the utilities group for the three months ending Dec. 31, 2010, was $21.0 million, compared to $18.5 million in 2009. Business segment results were as follows:

•	Electric utility segment income from continuing operations was $11.9 million for the fourth quarter of 2010 compared to income from continuing operations of $8.3 million in 2009 as a result of:

Gross margin: Gross margin increased $8.8 million primarily due to an increase of $5.7 million related to the impact of the Black Hills Power and Colorado Electric rate cases, an increase of $0.6 million for an updated transmission cost adjustment at Colorado Electric and increased intercompany revenues of $0.7 million due to a new shared services agreement related to resources utilized by affiliated entities.

Operations and maintenance: Operations and maintenance expense increased $3.6 million primarily due to additional costs associated with the operations of Wygen III which commenced commercial operations on April 1, 2010, increased intercompany costs related to the new shared services agreement and costs associated with a major overhaul at Black Hills Power's Ben French generation facility.

Depreciation and amortization: Depreciation and amortization increased $0.5 million primarily due to the commencement of depreciation on the Wygen III plant, which began commercial operations on April 1, 2010.

Interest expense, net: Interest expense, net increased $0.5 million due to higher interest expense of $0.7 million compared to the same period in the prior year as a result of higher rates on long-term debt compared to short-term debt, partially offset by an increase of $0.2 million in AFUDC-borrowed. AFUDC-borrowed increased $1.3 million associated with the borrowed funds for the construction at Colorado Electric offset by a decrease of $1.1 million at Black Hills Power resulting from commencement of commercial operation of Wygen III on April 1, 2010.

Other income: Other income decreased $0.9 million primarily due to 2009 including a gain of $0.7 million from the sale of SO2 emission credits.

Income tax: The effective tax rate for the three months ended Dec. 31, 2010 was comparable to the same period in the prior year.

•	Gas utility segment income from continuing operations was $9.1 million for the fourth quarter of 2010 compared to income from continuing operations of $10.1 million in 2009, primarily as a result of:

Gross margin: Gross margins decreased $0.2 million primarily due to milder weather partially offset by increased interim rates at Iowa Gas and approved rates at Nebraska Gas, which were effective subsequent to the fourth quarter of 2009.

Operations and maintenance: Operations and maintenance expense increased $1.5 million primarily due to increases in workers compensation insurance expense and for litigation related accruals.

Depreciation and amortization: Depreciation and amortization decreased $0.9 million primarily due to assets that became fully depreciated during 2010.

Interest expense, net: Interest expense, net increased $0.7 million primarily due to higher interest rates within the assigned capital structure.

Other (expense) income: Other (expense) income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended Dec. 31, 2010, decreased compared to the same period in the prior year primarily as a result of a flow-through tax adjustment at Iowa Gas.

Utilities Group - Full Year 2010

Income from continuing operations from the utilities group for the 12 months ending Dec. 31, 2010, was $74.6 million, compared to $57.1 million in 2009. Business segment results were as follows:

•	Electric utility segment income from continuing operations was $47.5 million for 2010 compared to income from continuing operations of $32.7 million in 2009 as a result of:

Gross margin: Gross margin increased $24.3 million primarily due to an increase of $16.6 million related to the impact of the Black Hills Power and Colorado Electric rate cases, an increase of $2.2 million for an updated transmission cost adjustment at Colorado Electric, increased off-system sales margins of $3.0 million, and increased intercompany revenues of $2.8 million due to a new shared services agreement related to resources utilized by affiliated entities.

Operations and maintenance: Operations and maintenance expense increased $7.6 million primarily due to additional costs associated with the operations of Wygen III, which commenced commercial operations on April 1, 2010, increased intercompany costs related to a new shared services agreement and costs associated with a major overhaul at Ben French.

Gain on sale of operating asset: A $4.1 million gain on sale was recognized on the sale of a 23 percent ownership interest in the Wygen III generating facility to the City of Gillette, Wyo.

Depreciation and amortization: Depreciation and amortization increased $2.4 million primarily due to the commencement of depreciation on Wygen III, which began commercial operations on April 1, 2010.

Interest expense, net: Interest expense, net increased $2.6 million due to higher interest expense of $5.6 million compared to the same period in the prior year as a result of higher rates associated long-term financings completed during 2009 and 2010 compared to rates on short-term debt held in 2009, partially offset by an increase in AFUDC-borrowed of $3.0 million. AFUDC-borrowed increased $4.4 million at Colorado Electric due to construction of the Pueblo Airport Generating Station, offset by a decrease in AFUDC-borrowed at Black Hills Power of $1.4 million, due to the commencement of commercial operations of Wygen III.

Other income: Other income decreased $3.0 million primarily due to lower AFUDC-equity of $1.9 million, which decreased upon the placement of Wygen III into commercial operations on April 1, 2010. Additionally, 2009 included a $0.7 million gain from the sale of SO2 emission credits.

Income tax: The effective tax rate decreased primarily as a result of a $2.2 million tax benefit for a rate case settlement related to expensing certain items that had been capitalized for income tax purposes partially offset by lower benefit from AFUDC-equity, which decreased upon commercial operations of Wygen III.

•	Gas utility segment income from continuing operations was $27.1 million for 2010 compared to income from continuing operations of $24.4 million in 2009, primarily as a result of:

Gross margin: Gross margins increased $5.5 million primarily due to increased interim rates at Iowa Gas, approved rates at Nebraska Gas and Colorado Gas, and an approved Gas System Reliability surcharge at Kansas Gas, which were not effective for a full year in 2009, partially offset by lower volumes as a result of milder weather.

Operations and maintenance: Operations and maintenance expenses increased $1.4 million primarily due to increases in employee benefit costs, workers compensation insurance and for litigation related accruals.

Gain on sale of operating assets: A $1.7 million gain on sale recognized on assets sold by Nebraska Gas to the City of Omaha, Nebraska after a portion of Nebraska Gas' service territory was annexed by the City.

Depreciation and amortization: Depreciation and amortization decreased $3.1 million primarily due to assets that became fully depreciated during 2009 and 2010.

Interest expense, net: Interest expense, net increased $6.7 million primarily due to higher interest rates within the assigned capital structure.

Other expense: Other expense was comparable to the same period in the prior year.

Income tax: The effective tax rate for the twelve months ended Dec. 31, 2010, was comparable to the same period in the prior year.

The following tables provide certain Utilities group operating statistics:

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Electric Utilities:	2010	2009	2010	2009

Retail sales - MWh	1,104,757	1,082,221	4,532,191	4,403,459
Contracted wholesale sales - MWh (a)	97,046	171,574	468,782	645,297
Off-system sales - MWh (a)	382,438	418,502	1,749,524	1,692,191
	1,584,241	1,672,297	6,750,497	6,740,947

Total gas sales - Cheyenne Light - Dth	1,449,845	1,495,457	4,876,539	4,741,477

Regulated power plant availability:
Coal-fired plants	96.1%	96.9%	93.9%	92.1%
Other plants (b)	89.3%	99.4%	96.2%	96.9%
Total availability	93.6%	97.9%	94.8%	94.0%
__________
(a) Decreases reflect the termination of PPAs with MDU and the City of Gillette concurrent with these customer's purchasing ownership interests in the Wygen III power plant.
(b) 2010 reflects a planned, but extended outage for the combustion turbines at Ben French during the fourth quarter.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Gas Utilities:	2010	2009	2010	2009

Total gas sales - Dth	16,041,456	18,360,873	55,265,630	56,671,438
Total transport volumes - Dth	15,640,569	14,775,538	59,879,450	55,104,284

Non-regulated Energy Group - Fourth Quarter 2010

Loss from continuing operations from the Non-regulated Energy group for the three months ended Dec. 31, 2010, was $2.2 million, compared to income from continuing operations of $6.0 million for the same period in 2009. Business segment results were as follows:

•	Power generation income from continuing operations was $0.9 million for the fourth quarter of 2010, compared to income from continuing operations of $2.2 million in 2009 as a result of:

Revenue: Revenue was comparable to the same period in 2009.

Operations and maintenance: Operations and maintenance expense was comparable to the same period in the prior year.

Depreciation and amortization: Depreciation and amortization were comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $1.1 million primarily due to an increase in debt from the $120.0 million project financing at Black Hills Wyoming.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended Dec. 31, 2010, decreased compared to the same period in the prior year primarily due to the effect of a research and development tax credit.

•	Energy marketing loss from continuing operations was $1.6 million for the fourth quarter of 2010, compared to loss from continuing operations of $0.2 million in 2009 as a result of:

Revenue and gross margin: Revenue and gross margin decreased $2.5 million as losses in power marketing and coal were partially offset by higher margins in oil and natural gas marketing.

Operations: Operations expense decreased $0.8 million primarily due to a decreased provision for incentive compensation expense related to lower gross margins partially offset by increased costs associated with employee additions required for marketing commodities added in 2010.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net decreased $0.3 million due to decreased amortization expense related to the credit facility costs.

Other income: Other income was comparable to the same period in the prior year.

Income tax benefit: An income tax benefit was generated during the fourth quarter of 2010 and 2009. The effective tax rate for the three months ended Dec. 31, 2010, was lower than the same period in the prior year due to favorable true-up tax adjustments recorded in 2009.

•	Coal Mining income from continuing operations was $1.6 million for the fourth quarter of 2010, compared to income from continuing operations of $4.2 million in 2009 as a result of:

Revenue: Revenue decreased $0.6 million primarily due to an 11 percent decline in average price, partially offset by a 6 percent increase in volumes sold primarily due to sales to Wygen III, which commenced commercial operation in April 2010.

Operations and maintenance: Operations and maintenance expense decreased $3.0 million. During 2010, the company received approval from the State of Wyoming's Department of Environmental Quality for a revised post-mining topography plan. The new plan includes a more efficient method of conducting final reclamation of the mine site by re-assessing the handling of overburden. Accordingly, the quantity of overburden cubic yards meeting backfill requirements was modified, positively impacting operations and maintenance costs.

Depreciation, depletion and amortization: Depreciation, depletion and amortization increased $4.9 million primarily due to a year-to-date adjustment for asset retirement costs that increased the asset base on which the unrestricted asset was to be depreciated upon throughout the year.

Interest income, net: Interest income, net increased $0.3 million primarily due to increased lending to affiliates at higher short-term interest rates.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate increased primarily as a result of no tax benefit generated by percentage depletion during the fourth quarter of 2010 compared to a tax benefit generated by percentage depletion during the fourth quarter of 2009.

•	Oil and Gas loss from continuing operations was $3.0 million for the fourth quarter of 2010, compared to loss from continuing operations of $0.1 million in 2009 as a result of:

Revenue: Revenue decreased $1.3 million primarily due to a 20 percent and 14 percent decrease in the average hedged price of natural gas and crude oil, respectively, and with a 4 percent decrease in gas volume, partially offset by a 34 percent increase in oil volume primarily due to production from new wells in the company’s ongoing Bakken formation drilling program. The volume decline for gas was largely driven by natural production declines from producing properties, and reduced capital deployment during 2010 and 2009.

Operations and maintenance: Operations and maintenance expense decreased $0.6 million primarily as a result of cost containment efforts.

Depreciation, depletion and amortization: Depreciation, depletion and amortization increased $1.7 million primarily due to a higher depletion rate per Mcfe resulting from increasing investment in the company's ongoing Bakken formation drilling program.

Interest expense, net: Interest expense, net was comparable to the same period in the prior year.

Other income: Other income was comparable to the same period in the prior year.

Income tax benefit: Income tax benefit in the fourth quarter of 2010 was impacted by an unfavorable state income tax true-up adjustment. Income tax benefit for the fourth quarter of 2009 was affected by a tax benefit generated by percentage depletion.

Non-regulated Energy Group - Full Year 2010

Income from continuing operations from the Non-regulated Energy group for the 12 months ended Dec. 31, 2010, was $13.6 million, compared to $0.6 million for the same period in 2009. Business segment results were as follows:

•	Power generation income from continuing operations was $2.2 million for 2010, compared to income from continuing operations of $20.7 million in 2009 as a result of:

Revenue: Revenue was comparable to the same period in the prior year.

Operations and maintenance: Operations and maintenance expenses increased $2.3 million primarily due to maintenance costs for the major overhaul and extended outage at Wygen I and increased transmission costs.

Gain on sale of operating assets: The gain on sale in 2009 of $26.0 million represents the sale of a 23.5 percent ownership interest in the Wygen I power generation facility.

Depreciation and amortization: Depreciation and amortization were comparable to the same period in the prior year.

Interest expense, net: Interest expense, net decreased $0.8 million primarily due to a decrease in debt from an intercompany debt restructuring, partially offset by interest expense associated with the $120.0 million project financing at Black Hills Wyoming.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the 12 months ended Dec. 31, 2010 decreased compared to the same period in the prior year primarily due to the effect of a research and development tax credit.

•	Energy marketing income from continuing operations was $3.4 million for 2010, compared to a loss from continuing operations of $1.0 million in 2009 as a result of:

Revenue and gross margin: Revenue and gross margin increased $9.5 million primarily on higher incremental margins in the areas of natural gas and oil marketing. Coal marketing, which was acquired in June 2010, produced positive incremental margins, partially offset by losses in power marketing.

Operations: Operations expense increased $4.5 million primarily due to higher provisions for incentive compensation expense related to increased gross margins, increased bank fees as a result of higher letters of credit due to a higher utilization level, and increased costs associated with employee additions required for marketing commodities added in 2010.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $0.4 million due to decreased interest income partially offset by decreased amortization expense related to the credit facility costs.

Other income: Other income was comparable to the same period in the prior year.

Income tax: Tax expense was recorded for the 12 months ended Dec. 31, 2010, compared to a tax benefit for the same period in the prior year.

•	Coal Mining income from continuing operations was $7.7 million for 2010, compared to income from continuing operations of $6.7 million in 2009 as a result of:

Revenue: Revenue decreased $0.4 million primarily due to lower prices on coal contracts. There was a decrease in volumes sold primarily due to customer plant outages and lower demand for coal, offset by sales to Wygen III, which commenced commercial operations in April 2010.

Operations and maintenance: Operations and maintenance expense decreased $4.1 million. During 2010, the company received approval from the State of Wyoming's Department of Environmental Quality for a revised post-mining topography plan. The new plan includes a more efficient method of conducting final reclamation of the mine site by re-assessing the handling of overburden. Accordingly, the quantity of overburden cubic yards meeting backfill requirements increased, therefore lowering operations and maintenance costs.

Depreciation, depletion and amortization: Depreciation, depletion and amortization increased $3.9 million primarily due to an adjustment of the growth rate for asset retirement costs that increased the asset base on which the unrestricted asset was depreciated on.

Interest income, net: Interest income, net increased $1.1 million primarily due to increased lending to affiliates at higher interest rates.

Other income: Other income decreased $0.9 million primarily due to lower rental income related to the Wygen III site lease. The site lease was entered into during the third quarter of 2009 with billings back to March 2008.

Income tax: The effective tax rate decreased primarily due to an increase tax benefit from percentage depletion.

•	Oil and Gas income from continuing operations was $0.4 million for 2010, compared to loss from continuing operations of $25.8 million in 2009 as a result of:

Revenue: Revenue increased $2.3 million primarily due to a 28 percent and 3 percent increase in the annual average hedged price received for oil and gas, respectively, and a 3 percent increase in oil production, partially offset by a decrease of 12 percent in gas production. The increase in oil production is primarily due to production of new wells in our ongoing Bakken drilling program. The decrease in natural gas production was largely driven by natural production declines from producing properties and reflects reduced capital deployment during 2010 and 2009.

Operations and maintenance: Operations and maintenance expense decreased $0.6 million primarily as a result of cost containment efforts.

Depreciation, depletion and amortization: Depreciation, depletion and amortization increased $0.4 million due to an increased depletion rate per Mcfe resulting from increasing investment in the company's ongoing Bakken formation drilling program, partially offset by a decrease in volumes sold.

Impairment of long-lived assets: 2009 reflects a $27.8 million after-tax non-cash ceiling test impairment charge.

Interest expense, net: Interest expense, net increased $0.5 million primarily due to higher interest rates.

Other income: Other income was comparable to the same period in the prior year.

Income tax (expense) benefit: The effective tax rate in 2010 includes a tax benefit related to percentage depletion and a $0.4 million re-measurement of a previously recorded uncertain tax position prompted by a settlement agreement with the IRS Appeals Division. The effective tax rate in 2009 was impacted by a tax benefit of $3.8 million related to a positive adjustment of a previously recorded tax position.

The following tables contain certain Non-regulated Energy operating statistics:

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Power Generation:
Contracted fleet power plant availability -
Gas-fired plants	99.7%	97.9%	99.9%	92.0%
Coal-fired plants	98.1%	97.9%	98.5%	96.1%
Total availability	98.8%	97.9%	99.1%	94.4%

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Energy Marketing:
Average daily quantities -
Natural gas physical - MMBtus	1,576,250	1,857,000	1,586,000	1,974,300
Crude oil physical - barrels	19,965	13,500	18,455	12,400
Coal - tons (a)	39,665	—	33,250	—
____________
(a) Represents the activity from the coal marketing business acquired on June 1, 2010.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Coal Mining:	(in thousands)
Tons of coal sold	1,590	1,495	5,931	5,955

Cubic yards of overburden moved	3,869	3,716	15,679	14,539

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Crude Oil and Natural Gas Production	2010	2009	2010	2009

Bbls of oil sold	106,900	79,550	375,650	366,000
Mcf of natural gas sold	2,252,600	2,350,350	9,046,500	10,266,900
Mcf equivalent sales	2,894,000	2,827,650	11,300,400	12,462,900

	Dec. 31, 2010			Dec. 31, 2009
Oil and Gas Total Proved	Oil	Natural Gas	Total	Oil	Natural Gas	Total
Reserves: (a)	(Mbbl)	(MMcf)	(MMcfe)	(Mbbl)	(MMcf)	(MMcfe)
Total proved reserves	5,940	95,456	131,096	5,274	87,660	119,304

Well-head reserve prices	$70.82	$3.45		$53.59	$2.52

_______
(a) Oil and gas reserve information is based on reports prepared by Cawley, Gillespie & Associates, Inc. an independent consulting and engineering firm.

Corporate - Fourth Quarter 2010

Income for the three months ended Dec. 31, 2010, was $14.7 million compared to gain of $7.9 million for the same period in the prior year. Results for the fourth quarter of 2010 reflect a $17.2 million non-cash unrealized mark-to-market gain related to certain interest rate swaps compared to the fourth quarter of 2009, which included a $11.6 million non-cash unrealized mark-to-market gain related to certain interest rate swaps, and a $2.0 million increase in net interest expense in 2010.

Corporate - Full Year 2010

Loss for the 12 months ended Dec. 31, 2010, was $19.5 million compared to income of $21.1 million for the same period in the prior year. Results for the year ended 2010 reflect a $9.9 million non-cash unrealized mark-to-market loss related to certain interest rate swaps compared to 2009 which included a $36.2 million non-cash unrealized mark-to-market gain related to these same certain interest rate swaps, a $0.9 million increase in net interest expense, and a $2.0 million decrease in income tax expense due to a re-measurement of a previously recorded uncertain tax position related to depreciation method changes.

ABOUT BLACK HILLS CORP.
Black Hills Corp. – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves approximately 762,270 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities and the timing in which the new rates would go into effect;

•	Our ability to receive regulatory approval to recover in rate base our expenditures for new generation facilities or other utility infrastructure;

•	Our ability to complete the construction, start up and operation of power generation facilities in a cost-effective and timely manner;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

•
Our ability to successfully complete labor negotiations with unions with whom we have collective bargaining agreements and for which we are currently in, or soon to be in, contract renewal negotiations;

•	Weather and other natural phenomena;

•	The accounting treatment and earnings impact associated with interest rate swaps;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates or foreign exchange rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves;

•	Our ability to successfully integrate and profitably operate any future acquisitions;

•	Our ability to successfully implement any actions taken associated with the recommendations from the strategic review of our oil and gas business;

•	Our ability to provide accurate estimates of proved oil and gas reserves and future production and associated costs;

•	Changes in or compliance with laws and regulations, particularly those related to financial reform legislation, taxation, power generation, safety, protection of the environment and energy marketing;

•
Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidation and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.